FOR IMMEDIATE RELEASE

WHERIFY WIRELESS NAMES MARK GITTER AS CFO

— New CFO Brings More Than 27 Years of Extensive Business Administration and Finance Experience to Wherify Wireless —

REDWOOD SHORES, Calif., (February 10, 2006) - Wherify Wireless, Inc. (OTCBB:WFYW), a leading developer of wireless location products and services, today announced the appointment of Mark E. Gitter to the post of Chief Financial Officer and Treasurer of the Company effective February 13, 2006. Mr. Gitter, a certified public accountant, has over 27 years of broad-based domestic and international responsibilities in finance and accounting.

”We’re very pleased to have Mark join our team,” said Timothy Neher, chief executive officer, Wherify Wireless. “Mark’s experience and background in financial operations and planning will ensure him a central role in the company as we gear up to go to market this year.”
Since 2001 Mr. Gitter has acted as an independent contractor to several companies providing senior level support in the areas of strategic and tactical financial operations and planning. In addition, Mr. Gitter has served as Director, Financial Reporting and Budgeting, for Advanced Bionics Corporation, Chief Financial Officer of Hyseq, Inc., and Director of Finance and Controller for Hyseq, Inc. Mr. Gitter has an MBA in Accounting and Health Care Fiscal Management and a BS in Biochemistry from the University of Wisconsin.
About Wherify Wireless, Inc
Wherify Wireless, Inc. (WFYW:OTCBB) is a leading developer of patented wireless location products and services for family safety, communications, and law enforcement. The company’s portfolio of intellectual property includes its proprietary integration of the US Government’s Global Positioning System (GPS) and wireless communication technologies; its patented back-end location service; the Wherifone™ GPS locator phone which provides real-time location information and lets families with pre-teens, seniors, or those with special needs, stay connected and in contact with each other; and its FACES® industry-leading facial composite technology, which is currently being used by thousands of public safety agencies worldwide. Founded in 1998, the company is located in Redwood Shores, California. Please visit http://www.wherifywireless.com for more information.

Note Regarding Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should be considered to be forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including general conditions in the relevant industries and markets, the impact of competitive products, intellectual property issues and the other factors described in Wherify Wireless’ periodic filings with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Contact:
John Cunningham
Director of Communications
Wherify Wireless
Tel: 1.650.551.5271
jcunningham@wherify.com